Exhibit 1.03

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 28, 2023 between Immunome, Inc., a Delaware corporation (the “Company’’), and Clay B. Siegall, Ph.D. (“Executive’’) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, Executive is currently the Chief Executive Officer of Morphimmune Inc., a Delaware corporation (“Morphimmune’’), pursuant to a certain Executive Employment Agreement dated as of January 4, 2023 (the “MI Employment Agreement”);

WHEREAS, Morphimmune, the Company and Ibiza Merger Sub, Inc., a wholly owned subsidiary of Immunome (“Merger Sub”), are parties to a certain Agreement and Plan of Merger and Reorganization dated as of June 29, 2023 (the “Merger Agreement”);

WHEREAS, upon consummation of the merger of Merger Sub into Morphimmune, as contemplated by the Merger Agreement (the “Effective Time”), Morphimmune would become a wholly owned subsidiary of the Company (the ‘‘Transaction”);

WHEREAS, the Merger Agreement contemplates that Immunome and Executive enter into this Agreement simultaneously with the execution of the Merger Agreement, with this Agreement to become effective only upon the Effective Time; and

WHEREAS, conditioned on the consummation of the Transaction, as of the Effective Time, the Company employs Executive and Executive accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Position and Duties. At the Effective Time (as defined below), Executive will become employed by the Company and serve as the Company’s Chairman and Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”) and, as such, from and after the date hereof, shall report directly to and shall be subject to the direction of the Board. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.” Executive represents to the Company that Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit Executive from, executing this Agreement and performing fully Executive’s duties and responsibilities hereunder.

(b) Board of Directors. Upon the Effective Time, Executive shall be appointed to the Board and as its Chairman. The Company shall use commercially reasonable efforts to cause Executive to be reelected as a member of the Board and its Chairman during the Employment Term. Executive agrees that, upon a termination or resignation of Executive’s employment for any reason under this Agreement, Executive shall immediately resign as a director of the Board effective as of the date of termination. As long as the Company satisfies its obligations under this Section 1(b), the failure of Executive to remain Chairman, in and of itself, shall not constitute a breach of this Agreement or trigger a right to resign for Good Reason (defined below).

(c) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board, which such approval shall not be unreasonably withheld. Notwithstanding the foregoing provisions of this paragraph, however, it is understood that Executive may (i) serve on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, serve as a director on one additional corporate board, and (ii) manage personal investments, so long as the activities set forth in the preceding clauses (i) and (ii) are permitted under the Company’s code of conduct and employment policies and do not violate Executive’s contractual obligations to the Company; provided that, the activities set forth in the preceding clauses (i) and (ii) do not materially interfere or conflict with Executive’s duties or obligations to the Company and its affiliated entities and his time commitments with respect thereto, as determined by the Board in its sole, but reasonable, discretion.

(d) Principal Place of Employment. Executive understands and agrees that his principal place of employment will be in Seattle, Washington and that Executive will be required to travel for business in the course of performing his duties for the Company, it being understood that Executive may telecommute from his home office from time to time in accordance with the Company’s guidelines regarding same.

(e) Effectiveness of Agreement. This Agreement becomes effective if and only if the Transaction is consummated and the Effective Time occurs, whereupon this Agreement automatically becomes effective. If the Transaction contemplated by the Merger Agreement are not consummated by the End Date as defined in the Merger Agreement or the Merger Agreement otherwise is terminated in accordance with its terms, this Agreement shall automatically terminate and be deemed void ab initio.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and, as such, may be terminated at any time with or without cause or notice, for any reason or no reason, subject to the provisions of this Agreement. Executive further understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. Upon the termination of Executive’s employment, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its parents, subsidiaries and affiliates, each effective on the date of termination.

3. Compensation.

(a) Base Salary. Executive will initially receive as compensation for Executive’s services a base salary of $54,167 per month (or $650,000 per year) (the “Base Salary”). Executive’s Base Salary (along with the Annual Bonus provided for below) shall be reviewed annually by the compensation committee of the Board pursuant to the normal performance review policies for senior-level executives and may be increased from time to time as the compensation committee deems appropriate. The compensation committee will also consider annual equity awards for Executive and other senior-level executives. The Base Salary and Annual Bonus reviews, and the annual equity award determinations, shall take into account input from appropriate compensation consulting services or surveys such as Thelander or Aon/Radford. The Base Salary will be paid to Executive, subject to standard payroll deductions and withholdings, in accordance with the Company’s normal payroll practices. The Compensation Committee may take any actions of the Board pursuant to this Agreement.

(b) Annual Bonus. During the Employment Term, Executive will be eligible for an annual discretionary bonus (the “Annual Bonus’’) with a target amount of 50% of Executive’s then-applicable Base Salary (the “Target Bonus Amount’’), subject to the requirements provided below. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board and/or the Compensation Committee in their sole discretion, based upon the achievement of corporate objectives and milestones that are determined in the sole discretion of the Board and/or the Compensation Committee in consultation with Executive. The determination of whether Executive is entitled to an Annual Bonus for any particular year shall, in any event, be made by the compensation committee of the Board concurrently with annual bonus determinations for other senior-level executives for such year (generally in late January or early February of the year following the performance year), but in no event later than April 30 of the year following the performance year, with the annual Bonus paid, to the extent earned, as soon as practicable after the final determination of the Annual Bonus to be paid. Except as otherwise provided herein, Executive must continue to be employed through the last day of the calendar year to which the Annual Bonus relates in order to earn such Annual Bonus.

(c) Option Terms.

(i) Merger Option Grant. As a material inducement to Executive joining the Company as its Chairman and Chief Executive Officer, Executive will receive a stock option (the “Merger Option”) containing the following terms:

(A) The Merger Option will be exercisable for a number of shares of Common Stock equal to 2,137,080, subject to meeting the below vesting requirements.

(B) Vesting of the Merger Option will be as follows: 25% vests at the one-year anniversary of the Effective Date and 75% vests monthly over the next three years as long as Executive remains employed by the Company.

(C) The Merger Option will be granted one day before the public announcement of the Merger Agreement, and its effectiveness will be subject to this Agreement becoming effective on or before the first anniversary of the signing date of the Merger Agreement.

(D) The Merger Option will be exercisable at a per-share price equal to the higher of: (1) the fair market value of a share of Common Stock on the grant date as determined in accordance with the Plan (as defined below) or (2) the anticipated price per share of Common Stock issued in the PIPE equity financing of the Company contemplated by the Merger Agreement.

(E) The Merger Option is intended as an inducement grant under Nasdaq Rule 5635(c)(4).

4. [Reserved]

5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to similarly-situated senior executives of the Company, subject to the terms and conditions of the applicable policies and plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel including business or first-class airfare and/or train seats, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance issued thereunder (“Section 409A”).

7. Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or upon fourteen (14) days prior written notice from the Company in the event of Disability (defined below).

(b) Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to

(i) Executive’s Base Salary and accrued vacation through the effective date of termination; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the employment termination date, which shall be paid on the otherwise applicable payment date under this Agreement, paid on the same date annual bonuses are paid to other officers of the Company but in any event no later than April 30 of the year in which the termination of employment occurs; (iii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s eligible dependents, at Executive’s cost, to the extent required and available by law; (iv) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (v) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8. Involuntary Termination for Cause: Resignation other than for Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause (defined below) or Executive may resign from Executive’s employment with the Company other than for Good Reason (defined below) at any time. Termination for Cause, or Executive’s resignation other than for Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination or resignation under this Agreement, unless otherwise agreed by the Parties.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation other than for Good Reason, Executive shall be entitled to receive: (i) Executive’s Base Salary and accrued vacation through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA for Executive and Executive’s eligible dependents, at Executive’s cost, to the extent required and available by law ((i)-(iii) collectively referred to herein as, the “Accrued Benefits”); and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall also be entitled to terminate Executive’s employment without Cause at any time, and Executive shall be entitled to resign for Good Reason at any time, subject to the following:

(i) Severance Outside Change in Control Period. If Executive’s employment is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason outside of the Change in Control Period (defined below), then, in addition to the Accrued Benefits, subject to the limitations of Sections 11 and 12 below and Executive’s compliance with the terms of this Agreement (including the conditions precedent described in Section 9(b) below), Executive shall be entitled to receive: (A) severance pay equal to the sum of 100% of the Executive’s Base Salary, as then in effect, plus the Target Bonus Amount (less applicable withholdings), payable in a lump sum; (B) a pro-rated portion of the Annual Bonus to which the Executive would have been entitled with respect to the year in which the Executive is terminated, based on the achievement of the performance metrics established by the Board and/or the Compensation Committee and the number of days during the year the Executive remained employed by the Company, and paid on the same date annual bonuses are paid to other officers of the Company, but in any event no later than March 15 of the year following the year in which the termination of employment occurs; and (C) provided that Executive is eligible for and timely elects continued group health plan coverage under COBRA following the termination date, the Company will pay Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents directly to the insurer until the earliest of (x) the end of the period immediately following the termination date that is equal to 12 months, (y) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (z) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and (D) in any case (under the first and/or second sentences of this paragraph or otherwise), no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii) Severance (Within Change in Control Period). If Executive’s employment is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason within the Change in Control Period, then, in addition to the Accrued Benefits, in lieu of the severance benefits set forth in Section 9(a) (i), subject to the limitations of Sections 11 and 12 below and Executive’s compliance with the terms of this Agreement (including the conditions precedent described in Section 9(b) below), Executive shall be entitled to receive: (A) severance pay equal to the sum of 150% of the sum of Executive’s Base Salary, as then in effect, plus the Target Bonus Amount (less applicable withholdings), payable in a lump sum; (B) a pro-rated portion of the Annual Bonus to which the Executive would have been entitled with respect to the year in which the Executive is terminated, based on the achievement of the performance metrics established by the Board and/or the Compensation Committee and the number of days during the year the Executive remained employed by the Company, and paid on the same date annual bonuses are paid to other officers of the Company, but in any event no later than March 15 of the year following the year in which the termination of employment occurs; (C) provided that Executive is eligible for and timely elects continued group health plan coverage under COBRA following the termination date, the Company will pay Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents directly to the insurer until the earliest of (x) the end of the period immediately following the termination date that is equal to 18 months, (y) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (z) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; (D) the vesting of 100% of the unvested shares subject to the Merger Option, effective as of the later of the date the Separation Agreement required under Section 9(b) becomes effective and enforceable and the date on which the Change in Control (as defined below) closes; and (E) in any case (under the first and/or second sentences of this paragraph or otherwise), no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent to Receipt of Severance. Any severance or other payments or benefits contemplated by Section 9( a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined in Section 13(a)); and (ii) signing and not revoking a separation agreement and general release of claims in substantially the form attached hereto as Exhibit A (the “Separation Agreement”) and provided that such Separation Agreement becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Separation Agreement does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under Section 9(a), or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement will be paid on the next regular payroll date occurring on or after the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 11. Except as required by Section 11, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the six (6)- month payment delay under Section 11. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (1) breach of a material term of this Agreement, the Confidentiality Agreement, or any other agreement with the Company; (2) commission of an act of theft intended to result in Executive’s substantial personal enrichment or of fraud, embezzlement, or material dishonesty; (3) willful engagement at a time when employed by or serving as a Board member of the Company in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company unless taken in a good faith belief that such conduct was in the best interests of the Company; (4) failure to perform the material duties of Executive’s position (other than by reason of disability) after receipt of written notice from the Board (it being acknowledged that a failure to meet performance criteria is not a failure to perform duties); (5) conviction for, or plea of nolo contendere to, a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s code of conduct or other policies applicable to employees or directors (as the case may be) at a time when employed by or serving as a Board member of the Company provided that a copy of the code of conduct or applicable policy previously was made available to Executive. With regard to any event constituting Cause pursuant to clauses (1), (3), (4) or (6), Executive shall have a period of fifteen (15) days after receiving written notice from the Company of such event in which he may correct such event if it is reasonably subject to cure (“Cure Period”). Cause shall not exist for purposes of this Section 10(a) unless the Board determines that: (i) the event constituting Cause is not subject to cure or (ii) after the Cure Period, Executive has failed to cure the event constituting Cause.

(b) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning set forth in Section 14(j) of the Company’s 2020 Equity Incentive Plan, as amended, and any successor equity incentive plan thereto (the “Plan”). For clarity, the Transaction will not be deemed a “Change in Control” for purposes of this Agreement.

(c) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period commencing three months prior to the closing date of a Change in Control and continuing through the twelve months following the closing date of the Change in Control.

(d) Disability. For purposes of this Agreement, “Disability” or “Disabled” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without Executive’s consent, other than on account of Executive’s disability: (1) A material diminution by the Company of Executive’s title, authority, duties or responsibilities, or a requirement that Executive report to someone other than the Board; (2) a relocation of Executive’s principal place of business to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation (excluding for the avoidance of doubt, (i) any travel for business in the course of performing Executive’s duties for the Company and (ii) Executive’s relocation back to the Company’s office or facility from remote work); (3) a diminution in Executive’s Base Salary, except for a one-time decrease of not more than ten percent (10%) that is part of a broad-based diminution of base salary applicable to a majority of officers of the Company; or (4) any action or inaction that constitutes a material breach by the Company of this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Company’s Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation for Good Reason, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions then held by Executive with the Company not later than ninety (90) days after the expiration of the cure period.

11. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short- term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) To the extent that any reimbursement or in-kind benefit plan or arrangement in which Executive participates, provides for Deferred Compensation Separation Benefits and does not otherwise comply with Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, and (iii) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will only be provided, and reimbursements will only be made for expenses incurred, during Executive’s lifetime.

(f) This Agreement is intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted according to such intent. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

12. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 12 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, from cash payments which are included in full as parachute payments; second, from equity awards which are included in full as parachute payments; third, from cash payments which are partially included as parachute payments; fourth, from equity awards that are partially included as parachute payments, in each instance provided that Section 409A is complied with and the payments to be made later in time are to be reduced before payments to be made sooner in time; fifth, from reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 12.

13. Company Matters.

(a) Proprietary Information and Inventions. Executive acknowledges and agrees that, as a condition of employment, Executive is required to sign and abide by the terms of the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”), and provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b) Ventures. Subject to Section 1(c), if, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer solely with respect to Executive’s rights and obligations under this Agreement and the Confidentiality Agreement.

14. Indemnification. Effective as of the Effective Date, Executive and the Company will enter into an Indemnification Agreement in the form attached hereto as Exhibit C. In addition, Executive will be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O’’) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other directors and executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

15. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual harassment claims, or Executive’s right to publicly pursue cause of action arising under the Washington State Law Against Discrimination (WLAD) or federal antidiscrimination laws, or to publicly file a complaint with the appropriate state or federal agencies pursuant to Washington Senate Bill 6313, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate Executive’s and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in Executive’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16. Assignment. This Agreement will inure to the benefit of any successor of the Company, and accordingly any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for such purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

17. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, directed to the Party to be notified at the address indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

19. Integration. This Agreement, together with the Restricted Stock Purchase Agreement, the Plan and the Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

22. Governing Law. This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of law provisions).

23. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

25. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

26. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

27. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any communications that are deemed to be attorney-client privileged under applicable law. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

28. Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

29. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of their affiliates pursuant to any such law, government regulation or stock exchange listing requirement), including for any violations of the Confidentiality Agreement, if applicable.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY’’

IMMUNOME, INC.

By:	/s/ Mike Rapp
Name:	Mike Rapp
Its:	Chairman of the Board

Address:	[***]

“EXECUTIVE”

CLAY B. SIEGALL, PH.D., an individual

By:	/s/ Clay B. Siegall, Ph.D.
Address:	[***]

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

1. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to the undersigned which the undersigned would not otherwise be entitled, the undersigned hereby generally and completely releases the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date the undersigned signs this Separation Agreement and General Release of Claims (“Release”) (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the undersigned’s employment with the Company, or the termination of that employment; (ii) all claims related to the undersigned’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), claims for unemployment compensation under Title 50 RCW and workers’ compensation under Title 51 RCW, family and medical leave under Title 50A RCW, or any other claim the release of which is expressly barred by law. Employee acknowledges and agrees that this release is intended to, and does, release any and all claims, known or unknown, to the greatest degree allowed by law, and includes but is specifically not limited to claims arising under the Industrial Welfare Act, Ch. 49.12 RCW, the Minimum Wage Act, Ch. 49.46 RCW, the Wage Payment Act, Ch. 49.48 RCW, the Wage Rebate Act, Ch. 49.52 RCW, the Washington Law Against Discrimination, Ch. 49.60 RCW, Washington leave laws, including the Paid Sick Leave Act, Ch. 49.46 RCW, the Family Care Act, Ch. 49.12 RCW, the Domestic Violence Leave Act, Ch. 49.76 RCW, the Military Family Leave Act, Ch. 49.77 RCW, and leave for certain emergency services personnel, Ch. 49.12 RCW, and Washington’s social media privacy law, Ch. 49.44 RCW.

(c) Excluded Claims & Protected Rights. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification the undersigned may have pursuant to any written indemnification agreement with the Company to which the undersigned is a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights or claims with respect to vested benefits, (iv) any rights or claims with respect to undersigned’s status as a Company shareholder, (v) any right or claims with respect to payments or benefits that are contingent on this Release becoming effective, and (vi) any claims for breach of this Release. In addition, nothing in this Release prevents the undersigned from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that the undersigned acknowledges and agrees that he hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Release does not limit the right to receive an award for information provided to the Securities and Exchange Commission, the undersigned is otherwise waiving, to the fullest extent permitted by law, any and all rights he may have to individual relief based on any claims that have been released and any rights that have been waived by signing this Release.

(d) ADEA Waiver. The undersigned acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which he is already entitled. The undersigned further acknowledges that he have been advised, as required by the ADEA, that: (i) his waiver and release does not apply to any rights or claims that may arise after the date that sign this Release is signed; (ii) the undersigned should consult with an attorney prior to signing this Release (although he may choose voluntarily not to do so); (iii) the undersigned has twenty-one (21) days to consider this Release (although he may choose voluntarily to sign it earlier); (iv) the undersigned has seven (7) days following the date he signs this Release to revoke it (by providing written notice of revocation to the Company); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by the undersigned provided that he does not revoke it (the “Effective Date’’).

2. RELEASE OF UNKNOWN CLAIMS. THE UNDERSIGNED UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY THE UNDERSIGNED, WOULD AFFECT THE UNDERSIGNED’S DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to the undersigned at present, the undersigned hereby expressly waives and relinquishes all rights and benefits under any law of any jurisdiction with respect to the release of any unknown or unsuspected claims herein.

3. REPRESENTATIONS. The undersigned hereby represents that he has been paid all compensation owed and for all hours worked, has received all the leave and leave benefits and protections for which he is eligible pursuant to the Family and Medical Leave Act, or otherwise, and has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim.

4. CONTINUING OBLIGATIONS; NON-DISPARAGEMENT. The undersigned acknowledges and reaffirms his continuing obligations under his At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, attached hereto as Annex A and which is incorporated herein by reference, and agrees to abide by those continuing obligations. The undersigned also agrees not to disparage the Company, its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that the undersigned may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to instruct its current executive officers and members of the Company’s Board of Directors (the “Non-Disparagement Parties”) not to disparage the undersigned in any manner likely to be harmful to the undersigned’s business reputation or personal reputation; provided that the Non-Disparagement Parties may respond accurately and fully to any question, inquiry or request for information when required or permitted by legal process. The undersigned understands that the obligations under this Section extend only to the Company’s current executive officers, members of its Board of Directors and only for so long as they are employees or Directors of the Company. Nothing in this provision or this Release is intended to prohibit or restrain the undersigned or the Non- Disparagement Parties in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or regulation or as set forth in the section of this Release entitled “Excluded Claims & Protected Rights.”

5. MISCELLANEOUS. This Release, including Annex A, constitutes the complete, final and exclusive embodiment of the entire agreement between the undersigned and the Company with regard to its subject matter. This Release will bind the heirs, personal representatives, successors and assigns of both the undersigned and the Company, and inure to the benefit of both the undersigned and the Company, their heirs, successors and assigns. The Company may freely assign this Release, without the undersigned’s prior written consent. The undersigned may not assign any of his duties hereunder and may not assign any of his rights hereunder without the written consent of the Company. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington without regard to conflict of laws principles.

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Clay B. Siegall, Ph.D.
Clay B. Siegall, Ph.D.

Date

EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

(attached)

EXHIBIT C

INDEMNIFICATION AGREEMENT

(attached)